EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of AngelCiti Entertainment, Inc. and Subsidiaries of our report dated March 3, 2004, on the financial statements of AngelCiti Entertainment, Inc. and Subsidiaries for the year ended December 31, 2003 and 2002 which report appears in the December 31, 2003 annual report on Form 10-KSB of AngelCiti Entertainment, Inc. and Subsidiaries.

Our report dated March 3, 2004 contains an explanatory paragraph that states that the Company has a net loss, net cash used in operations, and accumulated deficit. These matters raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.





                                                /S/ Salberg & Company
                                                ----------------------------
                                                Certified Public Accountants



Boca Raton, Florida
May 21, 2004